Exhibit 107.1

CALCULATION OF FILING FEE TABLE

Form S-8

(Form Type)

Virpax Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Title of securities to be registered	Fee Calculation Rule	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Fee Rate	Amount of registration fee(2)
Equity	Common stock, $0.00001 par value per share(3)	Rule 457(c) and Rule 457(h)	702,893	$2.04	$1,433,901	0.0000927	$132.92
Total Offering Amounts					$1,433,901		$132.92
Total Fee Offsets(4)							-
Net Fee Due							$132.92

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the Registrant’s 2017 Equity Incentive Plan (the “2017 Plan”) in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected without the Registrant’s receipt of consideration that increases the number of the outstanding shares of the Registrant’s common stock. In addition, pursuant to Rule 416(c) under the Securities Act, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan(s) described herein, as these amounts may be adjusted as a result of stock splits, stock dividends, antidilution provisions, and similar transactions.

(2)

Pursuant to Rules 457(c) and (h) under the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price are estimated for the purpose of calculating the amount of the registration fee and are based on the average of the high and low sales price of the Registrant’s common stock as reported on the NASDAQ Stock Market on May 5, 2022.

(3)

Represents an automatic annual increase on January 1, 2022, to the number of shares of the Registrant’s common stock reserved for issuance under the 2017 Plan, which annual increase is provided for in the 2017 Plan.

(4)	The Registrant does not have any fee offsets.